EX-99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to Shareholders of Royce Dividend Value Fund (a series of The Royce Fund), and our report dated February 24, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to Shareholders of Royce Opportunity Select Fund (a series of The Royce Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Portfolio Holdings Disclosure Policy” and “Financial Highlights” in such Registration Statement.

Baltimore, Maryland
March 17, 2014

/s/ PricewaterhouseCoopers LLP